Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Numbers 333-194928, 333-190228, 333-182866, 333-115919, 333-103708, 333-103707, 333-90014, 333-86922, 333-33092, 333-26033, 333-26031, 333-26029, 333-80047) and on Form S-3ASR File Number 333-202553 of South State Corporation of our reports dated February 26, 2016 on the consolidated financial statements and effectiveness of internal control over financial reporting of Southeastern Bank Financial Corporation which are included in the Annual Report on Form 10-K of Southeastern Bank Financial Corporation.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Franklin, Tennessee
January 06, 2017